National to Change Name to Brighton Oil Inc.

SAN DIEGO--(BUSINESS WIRE)--Aug. 28, 2006--National Healthcare Technology Inc. (OTCBB:NHCT - News) is pleased to announce that the Board of Directors has selected a new company name -- Brighton Oil Inc. The Board has approved the name change and will recommend that the shareholders approve the same, and upon doing so the company shall officially cause the name change to Brighton Oil Inc.

The company had made a decision to this name change versa other possible names after a review of various trademark issues associated with other possible choices. The company will be requesting a change in its trading symbol as well as all other references sources. The company believes that the change in name is consistent with its growth into the oil and gas industry.

About Brighton.

Brighton is an oil and gas company with a focus on gulf coast oil and gas prospects and properties. Brighton is careful to develop a through drilling plan using the latest in technology in both mapping and the use of 3D seismic reports and information. Brighton Energy trades under the ticker symbol NHCT. For more information on the Company visit www.Brightonoil.com.

This Press Release  includes  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects", "projects", "plans", and certain of the other foregoing statements may be deemed "forward-looking statements". Although Brighton Oil believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices and other risk factors.

Contact:
Brighton Oil Inc.
Frank Layton, 949-497-6606
investors@Brightoil.com